                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE PENN TRAFFIC COMPANY
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-(6)(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

(5) Total fee paid:
- --------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
- --------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:
- --------------------------------------------------------------------------------

(3) Filing Party:
- --------------------------------------------------------------------------------

(4) Date Filed:
- --------------------------------------------------------------------------------

                            THE PENN TRAFFIC COMPANY
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 1995


     The Annual Meeting of Stockholders of The Penn Traffic Company (the "Company") will be held on Wednesday, June 7, 1995, at 1:30 p.m., Columbus time, at the Hyatt Capitol Square, 75 East State Street, Columbus, Ohio, 43215 for the following purposes:

     1.   To elect three directors for terms expiring in 1998;

     2. To consider and take action upon a proposal to ratify the selection of Price Waterhouse LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending January 27, 1996; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of Common Stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on April 17, 1995 as the record date for determining stockholders entitled to notice of and to vote at the meeting. You are cordially invited to attend the meeting in person. A report will be made to you on the status of the Company's affairs. We will also provide you with an opportunity for questions and comments.

                                      By Order of the Board of Directors
                                      EUGENE R. SUNDERHAFT
                                      Senior Vice President - Finance and
                                      Secretary


    May 1, 1995
    Syracuse, New York


- --------------------------------------------------------------------------------
                                      IMPORTANT
     Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed form of proxy and return it without delay in the enclosed envelope. Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.
- --------------------------------------------------------------------------------

                            THE PENN TRAFFIC COMPANY
                            1200 STATE FAIR BOULEVARD
                         SYRACUSE, NEW YORK  13221-4737


                                 PROXY STATEMENT


                         Annual Meeting of Stockholders


                                  June 7, 1995


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company, a Delaware corporation (the "Company" or "Penn Traffic"), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 7, 1995, at 1:30 p.m., Columbus time, at the Hyatt Capitol Square, 75 East State Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement is first being mailed to stockholders is May 1, 1995.

     You are requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the envelope provided. Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon. Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

     The Board of Directors has fixed the close of business on April 17, 1995 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed. As of the record date, the Company had outstanding 10,879,201 shares of common stock, par value $1.25 per share (the "Common Stock"), the holders of which are entitled to one vote per share. The total amount of outstanding shares includes 285,600 shares of restricted stock awarded to certain employees under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). Vesting of the shares of restricted stock granted pursuant to such awards is contingent upon the attainment of specified performance goals.

                            1.  ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. On December 8, 1994, the Board of Directors, pursuant to the Company's certificate of incorporation and by-laws, approved an increase in the total number of directors from nine to ten, and elected John T. Dixon a director of the Company for a term expiring in 1995.

     Guido Malacarne, whose term expires this year, is retiring from the Board of Directors at the age of 70, and is not a nominee for election for an additional term. Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors has determined that, effective upon the accession to office of directors elected at the 1995 Annual Meeting, the total number of directors shall be reduced to nine.

     John T. Dixon, Gary D. Hirsch and Richard D. Segal have been nominated by the Board of Directors for election as directors at the 1995 Annual Meeting, each to serve for a term of three years, until the 1998 Annual Meeting of Stockholders and until his successor is duly elected and qualified.

     The persons named in the accompanying proxy card have advised that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the nominees proposed by the Board of Directors. If no directions are indicated, such shares will be voted as recommended by the Board of Directors. They have also advised that in the event any nominee is unable or unwilling to serve for any reason not presently known, they will vote for such substitute nominee as the Board of Directors may propose. Each nominee has consented to be named as a nominee and has agreed to serve if elected.

     Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1995 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF JOHN
T. DIXON, GARY D. HIRSCH AND RICHARD D. SEGAL AS DIRECTORS OF THE COMPANY.

     The following information includes the age, the year in which first elected as a director of the Company and the principal occupation and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1996 or 1997.


Nominee for Election:       Mr.  Dixon has  been President  and  Chief Executive
John T. Dixon               Officer of the Company since January 29, 1995.   Mr.
Age:  55                    Dixon was President of  the P & C Foods  Division of
Director since December     the Company from August  1993 until January 1995 and
1994                        was a Vice President of the  Company from April 1993
                            until  January  1995.    From  February  1992  until
                            September  1993,  Mr.  Dixon  was  President  and  a
                            Director   of  Quality  Markets,  Inc.  (formerly  a
                            subsidiary of the Company and currently a division).
                            Mr.  Dixon  joined  Big Bear  Stores  Company,  Inc.
                            (formerly a subsidiary of the Company and currently a division) in 1957 and served as Director of Store
                            Operations from 1990 until 1992.

Nominee for Election:       Mr. Hirsch  has been  Chairman of the  Company since
Gary D. Hirsch              1987.   Mr. Hirsch has been a general partner of the
Age:  45                    managing  partner  of  Miller  Tabak  Hirsch  +  Co.
Director and Chairman       ("MTH")  (broker-dealer)  since  March 1982   and  a
since 1987                  Managing  Director  of  MTH  Holdings,   Inc.  ("MTH
                            Holdings")  since  November 1983.   He  is Chairman,
                            President and a Director of RAC Partners, Inc. ("RAC
                            Partners"),  the sole  general partner  of Riverside
                            Acquisition  Company,  Limited Partnership  ("RAC").
                            Mr. Hirsch  has been Director and  Chairman of Grand
                            Union Holdings (food distribution holding company) since July 1989. Mr. Hirsch became Chairman and a
                            Director of Grand  Union Capital Corporation ("Grand
                            Union  Capital")  in May  1992  and  Chairman and  a
                            Director of  The Grand Union Company ("Grand Union")
                            (food distribution) in July 1992.

Nominee for Election:       Mr. Segal has been  Chairman and/or Chief  Executive
Richard D. Segal            Officer of Seavest, Inc. (investment  banking) since
Age:  41                    1981, Chairman of  Encore Company, Inc.  (investment
Director since 1988         banking) since 1983 and managing general partner  of
                            Seavest Partners (investment portfolio management) since 1980.

Eugene A. DePalma           Since  April 1994,  Mr. DePalma  has been  the Chief
Age:  59                    Executive  Officer  of  Sausage Acquisition  Company
Director since 1987         (food processing).   From  October 1991  until April
Term Expires 1997           1994, Mr.  DePalma was engaged in  the management of
                            private  affairs.    Mr.   DePalma  was  the    Vice
                            President,  Sales  for  Teledyne Continental  Motors
                            from   January 1991   until   October   1991.   From
                            April 1990  until  January 1991,  Mr.   DePalma  was
                            engaged in  the management of private  affairs.  Mr.
                            DePalma was the Chairman and Chief Executive Officer
                            of  Van  Dusen  Airport  Services  Company,  Limited
                            Partnership   ("VDAS")   (aviation  services)   from
                            December 1986 to  April 1990.     Mr. DePalma became
                            President and Chief  Operating Officer of Van  Dusen
                            Air  Incorporated  ("VDAI")  (aviation services)  in
                            1983 and held other executive officer positions with VDAI from 1974 to 1983.

Susan E. Engel              Since September  1994 Ms.  Engel has  been President
Age:  48                    and Chief Operating  Officer of Department  56, Inc.
Director since 1993         (collectibles and  giftware).  Ms. Engel  has been a
Term Expires 1997           director  of Hills  Stores Co.  (discount department
                            stores) since  October 1993 and a  director of Ryka,
                            Inc.  (athletic   shoes)  since  May  1994.     From
                            September 1993  until September 1994,  Ms. Engel was
                            engaged in the management  of private affairs.  From
                            July  1991 to  September 1993,  Ms. Engel  served as
                            President  and Chief  Executive Officer  of Champion
                            Products  (manufacture  and  distribution of  active
                            wear), a division of Sara  Lee Corporation.  She was
                            a  Vice  President and  Partner  with  Booz Allen  &
                            Hamilton,    Inc.    ("Booz   Allen")    (management
                            consulting) from 1986 to October 1991, where she led
                            the firm's retail consulting practice in the Eastern
                            United   States.  Ms.   Engel  held   various  other
                            positions with Booz Allen from 1977 to 1986.

Martin A. Fox               Mr. Fox  has  been Vice  Chairman -  Finance of  the
Age:  41                    Company  since  February  1993.    From  1989  until
Director and Vice           February 1993, Mr. Fox  was a Vice President of  the
Chairman since 1993         Company.   Mr. Fox  has been Assistant  Secretary of
Term expires 1996           Penn Traffic since 1989.  Mr. Fox has been Executive
                            Vice  President of MTH since 1988.  Mr. Fox became a
                            Director,  Vice  President  and  Secretary  of Grand
                            Union  Capital in  May 1992  and Treasurer  of Grand
                            Union  Capital in May 1993.   Mr. Fox  became a Vice
                            President and Assistant Secretary and a Director of Grand Union and Vice President and Secretary and a
                            Director of  Grand Union  Holdings in July  1992 and
                            Treasurer of Grand Union Holdings in May 1993.

Claude J. Incaudo           Mr.  Incaudo  was    President  and Chief  Executive
Age:  61                    Officer  of the  Company  from  February 1990  until
Director since 1988         retiring on January 28,  1995.  Since his retirement
Term Expires 1997           from his  position as President and  Chief Executive
                            Officer of the Company, Mr. Incaudo has been engaged as a consultant to the Company. Mr. Incaudo was the President of P & C Food Markets, Inc. (formerly a subsidiary of the Company and currently a division)
                            ("P & C") (food distribution) or its predecessors from 1982 until the merger of P & C into the Company in April 1993 (the "P & C Merger") and a Director of
                            P & C from 1985 until  the P & C Merger.  He  joined
                            P & C in 1977 as Director of Store Operations and became Senior Vice President of Store Operations in
                            1979.  Mr. Incaudo became a Director of  Grand Union
                            Holdings in July 1992.

Joseph J. McCaig            Mr. McCaig has been Chief Executive Officer of Grand
Age:  50                    Union since July 1989 and  a Director of Grand Union
Director since 1992         since  1981.   Mr.  McCaig served  as President  and
Term expires 1996           Chief Operating  Officer of Grand Union between 1981
                            and  July 1989.  He has been employed by Grand Union
                            since 1961.   Mr. McCaig was  appointed President of
                            Grand Union Capital and  Grand Union Holdings in May
                            1993.   He became a director of Grand Union Holdings
                            in July 1989 and a Director of Grand Union Capital in July 1992.

Harold S. Poster            Mr. Poster has  been a  partner in the  law firm  of
Age:  50                    Gilmartin, Poster & Shafto  since July 1991.  He was
Director since 1988         a partner in the law firm of Solomon & Fornari, P.C.
Term expires 1996           from January 1990 to July 1991.


     There are no family relationships among the directors and executive officers of the Company.

     On January 25, 1995, Grand Union filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court, District of Delaware (the "Bankruptcy Court"). On February 6, 1995, an involuntary Chapter 11 petition was filed in the Bankruptcy Court against Grand Union Capital. On February 16, 1995, Grand Union Capital commenced a voluntary Chapter 11 case in the Bankruptcy Court by consenting to the entry of an order for relief on the involuntary Chapter 11 petition. Also on February 16, 1995, Grand Union Holdings filed a voluntary Chapter 11 petition in the Bankruptcy Court. Messrs. Fox, Hirsch and McCaig are directors and executive officers of Grand Union, Grand Union Capital and Grand Union Holdings, and Mr. Incaudo is a director of Grand Union Holdings. Messrs. Hirsch, Fox and Incaudo have indicated that they intend to resign from all positions which any of them hold with Grand Union, Grand Union Capital and Grand Union Holdings, such resignation to be effective no later than the date of completion of the pending Bankruptcy Court proceedings.

     The Board of Directors of the Company held five meetings in the fiscal year ended January 28, 1995 ("Fiscal 1995"). Each incumbent director attended more than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and of the committees of such Board on which he served, except for Mr. Malacarne. Mr. Malacarne was absent from certain meetings of the Board of Directors and of the committees on which he served (each of which committee meetings was held on the same day as a Board meeting) due to international travel.

     The current members of the Executive Committee are Messrs. Dixon and Hirsch. Mr. Incaudo served on the Executive Committee until his retirement in January 1995. The Executive Committee may exercise certain powers of the

Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

     The current members of the Personnel and Compensation Committee of the Board of Directors (the "Compensation Committee") are Messrs. DePalma, Malacarne, Poster and Segal. Mr. Segal is the Chairman of the Compensation Committee. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer and the Chairman of the Board of Directors concerning the compensation of officers of the Company and of certain of the officers and employees of the Company's divisions, including the compensation plans, retirement plans and fringe benefits in which such persons participate, and makes reports and recommendations with respect to such matters to the Board of Directors of the Company. The Compensation Committee, which held two meetings in Fiscal 1995, also administers the Company's 1993 Plan.

     The current members of the Audit Committee are Messrs. DePalma and Malacarne. Mr. DePalma is the Chairman of the Audit Committee. Mr. Poster served as a member of the Audit Committee until December 8, 1994. The Audit Committee reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. The Audit Committee held three meetings in Fiscal 1995.

     The Board of Directors does not have a nominating committee. The Board of Directors of the Company will consider nominees proposed by stockholders for election as directors. Stockholder nominations of persons for election as directors are subject to the notice requirements described below under the caption "Stockholder Nominations and Proposals."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information known to Penn Traffic with respect to beneficial ownership of the Common Stock as of April 24, 1995 (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of the Common Stock; (ii) each of the nominees named for election as director; (iii) each of the other current directors; (iv) each of the executive officers named in the Summary Compensation Table set forth herein; and (v) all directors and executive officers as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group of persons has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of vested portions of stock options) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.


                                          Amount & Nature
Name and Address of                         of Beneficial               Percent
Beneficial Owner                             Ownership                  of Class
- ---------------------------------------------------------------------------------
Gary D. Hirsch                            1,972,017(1)(2)                18.1%
411 Theodore Fremd Avenue
Rye, New York  10580

Riverside Acquisition Company,              933,455(2)                   8.6%
  Limited Partnership
331 Madison Avenue
New York, New York  10017

Tiger Management Corporation              2,076,200(3)                   19.1%
101 Park Avenue
New York, New York  10178

Cramer Rosenthal McGlynn,
  Inc.                                      584,318(4)                   5.4%
707 Westchester Avenue
White Plains, New York  10604

John T. Dixon                                37,806(5)                   *

Claude J. Incaudo                           115,501(6)(7)                *

Martin A. Fox                                62,250(2)(8)                *

Eugene A. DePalma                            11,269(2)(9)                *

Susan E. Engel                                3,000(10)                  *

Joseph J. McCaig                              2,000                      *

Guido Malacarne                              46,367(9)                   *

Harold S. Poster                             10,972(9)(11)               *

Richard D. Segal                            132,002(2)(9)(12)            *

Raymond J. Heath                             28,601(13)                  *

John E. Josephson                            38,064(14)                  *

Eugene R. Sunderhaft                         17,506(15)                  *

All Directors and Executive
Officers as a Group (21 persons)          2,595,944(16)                  23.9%

____________
*    Less than 1.0%.


                                       -9-


(1) Mr. Hirsch is Chairman, President and a Director of RAC Partners, the sole general partner of RAC. Mr. Hirsch is also a limited partner of RAC. Mr. Hirsch is deemed to be an indirect beneficial owner of 933,455 shares of Common Stock owned by RAC and 15,506 shares owned by RAC Partners. Mr. Hirsch is also the Chairman, President and a Director of Air Partners, Inc., the sole general partner of VII Partners. Mr. Hirsch is deemed to be an indirect beneficial owner of 83,376 shares owned by VII Partners. Mr. Hirsch is a general partner of the managing general partner of MTH and is deemed to be an indirect beneficial owner of 328,706 shares owned by MTH and 244,228 shares of Common Stock owned by MTH Funding, L.P. Includes 125,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Hirsch pursuant to the Company's 1993 Plan. Includes 2,880 shares owned by Mr. Hirsch's children. Also includes a currently exercisable warrant held by Mr. Hirsch, and warrants held by certain of his relatives, to purchase up to 63,800 and 84,800 shares of Common Stock, respectively, at $14.00 per share. Mr. Hirsch disclaims beneficial ownership of 84,800 of the shares subject to the warrants held by his relatives.

(2) The sole general partner of RAC is RAC Partners, a wholly owned subsidiary of MTH Holdings, an affiliate of MTH. Messrs. DePalma, Fox, Hirsch and Segal own limited partnership interests in RAC.

(3) According to a Schedule 13G statement filed by Tiger Management Corporation, which statement was most recently amended on February 8, 1995, Tiger Management Corporation and Panther Management Company, L.P., each an investment adviser registered under the Investment Advisers Act of 1940, Panther Partners, L.P., an investment company registered under the Investment Company Act of 1940, and Mr. Julian H. Robertson, Jr., who is the ultimate controlling person of Tiger Management Corporation and Panther Management Company, L.P., have shared voting power and shared power to dispose of or direct the disposition of an aggregate of 2,076,200 shares of Common Stock.

(4) According to a Schedule 13G statement filed by Cramer Rosenthal McGlynn, Inc., dated February 24, 1995, Cramer Rosenthal McGlynn, Inc. has shared voting power and


                                      -10-


     shared power to dispose of or direct the disposition of 584,318 shares of Common Stock.

(5) Includes 27,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Dixon pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 1,000 shares of Common Stock at $25.25 per share. Mr. Dixon was granted options to purchase 500 shares of Common Stock at $26.75 per share on September 12, 1991; these options, which are subject to vesting limitations, are currently exercisable for up to 80% of the total number of shares subject to the options, and the remaining 20% will become exercisable in September 1995. Mr. Dixon was granted options to purchase 5,000 shares of Common Stock at $28.125 per share on January 31, 1992; these options, which are subject to vesting limitations, are currently exercisable for up to 80% of the total number of shares subject to the options, and the remaining 20% will become exercisable in January 1996. Includes 488 shares of Common Stock acquired through the Company's employee stock purchase plan and 227 shares of Common Stock owned through the Company's 401(k) plan.

(6) Includes currently exercisable options to purchase 10,435 shares of Common Stock at $12.50 per share, 10,000 shares of Common Stock at $18.375 per share and 40,000 shares of Common Stock at $24.25 per share.

(7)  Includes 1,915 shares owned by Mr. Incaudo's wife and three children.

(8) Includes 15,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Fox pursuant to the Company's 1993 Plan. Includes a currently exercisable warrant held by Mr. Fox to purchase up to 13,000 shares of Common Stock at $14.00 per share. Also includes currently exercisable options to purchase 2,500 shares of Common Stock at $18.375 per share.

(9) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $20.50 per share, 1,500 shares of Common Stock at $18.44 per share, 1,500 shares of Common Stock at $28.69 per share, 1,500 shares of Common Stock at $27.50 per share, 1,500 shares at $42.00 per share and 1,500 shares at $36.06 per share.


                                      -11-


(10) Includes currently exercisable options to purchase 1,500 shares of Common Stock at $41.88 per share and 1,500 shares at $36.06 per share.

(11) Includes 1,972 shares of Common Stock owned by Burrows + Poster Profit Sharing Plan.

(12) Includes 20,000 shares of Common Stock owned by Fourth Generation Partners, 87,782 shares of Common Stock owned by Seavest Partners and 1,920 shares of Common Stock acquired through the Company's employee stock purchase plan.

(13) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Heath pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 6,000 shares of Common Stock at $12.50 per share. Mr. Heath was granted options to purchase 500 shares of Common Stock at $26.75 per share on September 12, 1991; these options, which are subject to vesting limitations, are currently exercisable for up to 80% of the total number of shares subject to the options, and the remaining 20% will become exercisable in September 1995. Includes 141 shares of Common Stock acquired through the Company's employee stock purchase plan and 315 shares of Common Stock owned through the Company's 401(k) plan.

(14) Includes 7,500 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Josephson pursuant to the Company's 1993 Plan. Includes currently exercisable options to purchase 4,490 shares of Common Stock at $12.50 per share and options to purchase 5,000 shares of Common Stock at $25.25 per share. Mr. Josephson was granted options to purchase 500 shares of Common Stock at $26.75 per share on September 12, 1991; these options, which are subject to vesting limitations, are currently exercisable for up to 80% of the total number of shares subject to the options, and the remaining 20% will become exercisable in September 1995. Includes 179 shares of Common Stock acquired through the Company's employee stock purchase plan and 77 shares of Common Stock owned through the Company's 401(k) plan.

(15) Includes 5,000 shares of restricted stock, which shares are subject to forfeiture under certain circumstances, awarded to Mr. Sunderhaft pursuant to the Company's 1993


                                      -12-


     Plan. Includes currently exercisable options to purchase 1,871 shares of Common Stock at $12.50 per share. Mr. Sunderhaft was granted options to purchase 1,000 shares of Common Stock at $26.75 per share on September 12, 1991; these options, which are subject to vesting limitations, are currently exercisable for up to 80% of the total number of shares subject to the options and the remaining 20% will become exercisable in September 1995. Includes 249 shares of Common Stock owned through the Company's 401(k) plan.

(16) Includes shares of Common Stock owned by the immediate family of some directors or officers of Penn Traffic, vested options and warrants and 933,455 shares of Common Stock held by RAC. Includes shares of restricted stock awarded under the Company's 1993 Plan, all of which shares are subject to forfeiture under certain circumstances, as follows: Mr. Hirsch -- 125,000 shares, Mr. Dixon -- 27,500 shares, Mr. Fox -- 15,000 shares, Mr. Josephson -- 7,500 shares, Mr. Heath -- 7,500 shares, Mr. Roy M. Flood -- 7,500 shares, Mr. Sunderhaft -- 5,000 shares, Mr. Glenn L. Goldberg -- 4,000 shares, Mr. Francis D. Price, Jr. -- 3,000 shares, Mr. Randall Sweeney -- 3,000 shares, Mr. Joseph Zoldi-- 2,500 shares, Mr. Ronald Flowers -- 1,500 shares and David A. Adamsen -- 1,000 shares.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Penn Traffic's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Penn Traffic equity securities. Executive officers, directors and 10% stockholders are also required to furnish Penn Traffic with copies of all Section 16(a) reports they file.

     To Penn Traffic's knowledge, based solely on a review of such reports furnished to Penn Traffic and written representations that no other reports were required, during Fiscal 1995 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except as set forth below:

     Jeffrey Tabak inadvertently failed to report on a timely basis a transaction wherein he purchased one hundred shares of Common Stock as custodian for his daughter. Mr. Tabak corrected the omission by reporting this transaction in his year-end Form 5.

                             EXECUTIVE COMPENSATION

     See "Certain Transactions" for a description of the agreement pursuant to which MTH provides financial consulting and business management services to the Company. Mr. Hirsch is a general partner of the managing general partner of MTH and Mr. Fox is an executive officer of MTH.

     The information under this heading relates to the Chief Executive Officer of Penn Traffic and the four other most highly-compensated executive officers of the Company as of the end of the fiscal year ended January 28, 1995.

                                                     SUMMARY COMPENSATION TABLE


                                                                                         Long-Term Compensation
                                                                              ---------------------------------------
                                                Annual Compensation                       Awards            Payouts
                                       -------------------------------------- ---------------------------- ----------
                                                                  Other          Restricted  Securities
   Name and                                                       Annual         Stock       Underlying                All Other
   Principal                 Fiscal                              Compensation    Award(s)     Options/     LTIP       Compensation
   Position                   Year     Salary ($)   Bonus ($)      ($)(3)         $(4)       SARs(#)      payouts($)    ($)(5)
- ------------------------------------------------------------------------------------------------------------------------------------
Claude J. Incaudo             1995     $382,454   $226,962(7)        ---              0            0            0             0
Director and, prior to        1994      371,315    307,370(6)(7)     ---              0            0            0             0
January 29, 1995,             1993      360,500    214,972(6)(7)     ---              0            0            0             0
President and Chief
Executive Officer

John T. Dixon(1)              1995     $235,600    $60,785(7)     $1,305(3)           0            0            0             0
Director and, since           1994      178,800     73,364(7)        393(3)    $281,250            0            0             0
January 29, 1995,             1993      125,000     72,750(7)        ---              0            0            0       $18,884(5)
President and Chief
Executive Officer

John E. Josephson(2)          1995     $270,152    $79,019(8)        ---              0            0            0        $4,500(5)
Senior Vice President         1994      262,446    104,978(8)        ---       $281,250            0            0         9,434(5)
                              1993      254,048    101,619(8)        ---              0            0            0         2,494(5)

Raymond J. Heath(2)           1995     $200,000    $61,200(7)        ---              0            0            0             0
Senior Vice President         1994      175,000     73,199(7)        ---       $281,250            0            0             0
                              1993      150,900     57,450(7)        ---              0            0            0             0

Eugene R. Sunderhaft(2)       1995     $170,000    $53,040(7)        ---              0            0            0             0
Senior Vice President-        1994      132,615     66,313(6)(7)     ---       $199,750            0            0             0
Finance and Secretary         1993       98,904     46,970(6)        ---              0            0            0             0
(Chief Financial Officer)


                                    -15-



- ----------------------

(1) Prior to his appointment as President and Chief Executive Officer of the Company effective January 29, 1995, Mr. Dixon served as Vice President of the Company.

(2) Prior to their appointments as Senior Vice Presidents of the Company effective January 29, 1995, Messrs. Josephson, Heath and Sunderhaft each held the position of Vice President of the Company.

(3) In the fiscal year ending January 29, 1994 ("Fiscal 1994"), the Company provided Mr. Dixon with a tax loan to fund the payment of taxes arising primarily at the time of the merger of Big Bear into the Company. The loan
     will mature in six years and is an   interest free loan so long as Mr.
     Dixon remains employed by the Company. Had the loan carried a market interest rate, Mr. Dixon would have paid $1,305 and $393 in interest during Fiscal 1995 and Fiscal 1994, respectively. No other information is provided in the "Other Annual Compensation" column since the aggregate amount of perquisites and other personal benefits in respect of each of Fiscal 1995, Fiscal 1994 and the fiscal year ending January 30, 1993 ("Fiscal 1993") are less than the lower of $50,000 or 10% of the total annual salary and bonus reported for each of the named officers and no other compensation of the type required to be described in the "Other Annual Compensation" column was paid in Fiscal 1995, Fiscal 1994 or Fiscal 1993, respectively.

(4) Awards of shares of restricted stock pursuant to the 1993 Plan. Pursuant to Commission rules, these dollar values have been calculated by multiplying the closing market price of the Company's Common Stock on the date of the respective grant by the number of shares awarded on such date. The aggregate number of shares of restricted stock held by each of the named executives in the table and the dollar value of such shares of restricted stock at the end of Fiscal 1995 were as follows: Mr. Dixon -- 7,500 shares, $280,312.50 value; Mr. Josephson -- 7,500 shares, $280,312.50 value; Mr. Heath -- 7,500 shares, $280,312.50 value; Mr. Sunderhaft -- 5,000 shares, $186,875 value. No shares of restricted stock are held by Mr. Incaudo.

     Vesting of the shares of restricted stock is contingent upon attainment, subsequent to the date of grant, of EBITDA levels (as defined) of $265 million in any four consecutive fiscal quarter period (plus $4 million for each fiscal quarter


                                      -16-


     included in the period subsequent to the acquisition in January 1995 of 45 stores operated under the Acme name from American Stores Company (the "Acme acquisition")), or $500 million in any eight consecutive fiscal quarter period (plus $4 million for each fiscal quarter included in the period subsequent to the Acme acquisition). Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998. See "Executive Compensation - Compensation Committee Report." Cash dividends will be paid on shares of restricted stock to the same extent as cash dividends are paid on other shares of the Company's Common Stock. Penn Traffic has not declared or paid any cash dividends on Common Stock since 1987 and it is the Company's present policy not to pay dividends on shares of its Common Stock but to retain future earnings for reinvestment in its business or reduction of its indebtedness. In addition, certain debt agreements and the Company's revolving credit facility prohibit the payment of dividends. Stock dividends paid on shares of restricted stock will be retained by the Company and are subject to the same restrictions and conditions (including vesting requirements) as the underlying shares of restricted stock.

(5) "All Other Compensation" includes contributions to the Big Bear Stores Company (formerly a subsidiary of the Company and currently a division) ("Big Bear") Profit Sharing Plan for Mr. Josephson and contributions to the Quality Markets Profit Sharing Plan for Mr. Dixon. The amount of the contribution to the Big Bear Stores Profit Sharing Plan for Mr. Josephson was $4,500 for Fiscal 1995, $9,434 for Fiscal 1994 and $2,494 for Fiscal 1993. The amount of the contribution to the Quality Markets Profit Sharing Plan for Mr. Dixon was $18,884 for Fiscal 1993.

(6) Includes amounts earned in respect of the fiscal year indicated under the P & C 1987 Executive Incentive Compensation Plan (the "P & C Incentive Plan"). Payments of such awards under the P & C Incentive Plan are made as follows: 40% of the amount earned is paid during the year in which the bonus was earned and 20% of the amount earned is paid in each of the following three years. See "Executive Compensation - Compensation Committee Report."

(7) Includes amounts earned in respect of the fiscal year indicated under the Corporate Incentive Plan. See "Executive Compensation - Compensation Committee Report."


                                      -17-


(8)  Includes amounts earned in respect of the fiscal year indicated under the
     Big Bear Supplemental Incentive Plan.   See "Executive Compensation -
     Compensation Committee Report."


                                     OPTIONS

     The following table sets forth information concerning the value of unexercised options as of January 28, 1995 held by the executives named in the Summary Compensation Table above. No options were exercised by such persons during Fiscal 1995.

                                                                  AGGREGATED OPTIONS/SAR EXERCISES
                                                                   IN LAST FISCAL YEAR, AND FY-END
                                                                         OPTIONS/SAR VALUES



                                                        Number of Securities                   Value of Unexercised
                                                      Underlying Unexercised                  In-the-Money Options/SARs
                                                    Options/SARs At FY-End (#)                        At FY-End($)
                                                 -------------------------------          -----------------------------------
       Name                                      Exercisable       Unexercisable          Exercisable(1)     Unexercisable(1)
       ----                                      -----------       -------------          --------------     ----------------
Claude J. Incaudo                                     60,435                   0             974,570                   0
John T. Dixon                                          5,400               1,100              53,375              10,312
Eugene R. Sunderhaft                                   2,671                 200              55,041               2,125
John E. Josephson                                      9,890                 100             176,564               1,063
Raymond J. Heath                                       6,400                 100             153,500               1,063

- ---------------------
(1)  Based on the fair market value of $37.375 per share on January 28, 1995.

               PENSION PLANS AND OTHER BENEFIT OR ACTUARIAL PLANS

P & C PENSION PLAN

     Messrs. Incaudo, Dixon and Sunderhaft participate in a defined benefit pension plan for all regular full-time employees of P & C, other than participants in another pension plan to which P & C or any of its subsidiaries contributes and other than those employees subject to a collective bargaining agreement (the "P & C Pension Plan"). Messrs. Incaudo, Dixon and Sunderhaft's normal monthly retirement benefit under the P & C Pension Plan would equal (((a) times (b)), plus ((c) times (d))), times (e), where:

     (a) is .90% of average monthly compensation plus 1.35% of the average monthly compensation in excess of the average social security wage base;

     (b)  is credited service to normal retirement date, not to exceed 35 years;

     (c)  is .40% of average monthly compensation up to $2,500;

     (d)  is credited service to retirement date, not to exceed 20 years; and

     (e) is the ratio of credited service to date to credited service to retirement date.

The projected years of benefit service to age 65 for Messrs. Incaudo, Dixon and Sunderhaft are 21, 12 and 41 years, respectively.

     Contributions are not credited to individual participants' accounts and the amount contributed on behalf of each individual is not and cannot readily be separately or individually calculated by the P & C Pension Plan's regular actuary. The following table sets forth the amount of annual pension benefit, calculated as a straight life annuity, that would be available to individual retirees retiring at age 65 after the stated number of years of service. The term "average monthly compensation" as used in the calculation above means the monthly average of a participant's highest aggregate compensation during a period of five consecutive years of employment covered by the P & C Pension Plan. ("Remuneration" includes salary or wages and bonuses.)

                           P & C PENSION PLAN TABLE


                                                                Years of Service
                                -------------------------------------------------------------------------
Remuneration                       15                20                25             30            35
- ------------                    --------          --------          --------       --------      --------
$125,000                         $25,575           $34,099           $42,024        $49,949       $57,874
 150,000                          30,636            40,848            50,460         60,072        69,684
 175,000                          35,698            47,597            58,896         70,195        81,495
 200,000                          40,762            54,350            67,336         80,324        93,311
 225,000                          45,824            61,098            75,773         90,447       105,122
 250,000                          50,885            67,847            84,209        100,570       116,932
 300,000                          61,011            81,348           101,085        120,822       140,559
 400,000                          81,260           108,347           134,834        161,320       187,807
 450,000                          91,386           121,848           151,710        181,572       211,434
 500,000                         101,512           135,349           168,587        201,824       235,061
 550,000                         111,635           148,847           185,459        222,070       258,682
 600,000                         121,761           162,348           202,335        242,322       282,309
 650,000                         131,887           175,849           219,211        262,574       305,936
 700,000                         142,010           189,347           236,084        282,820       329,557


NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the P & C Pension Plan. Additionally, the above table does not recognize statutory limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.


BIG BEAR STORES EMPLOYEES PENSION PLAN

     Mr. Josephson participated in the P & C Pension Plan for six years and currently participates in the Big Bear Employees' Pension Plan and Trust (the
"Big Bear Plan").    Generally, participants are entitled to a monthly
retirement benefit equal to the greater of (a) 1% of the participant's average monthly compensation including overtime and other extra compensation, but excluding bonuses, during the participant's highest five consecutive calendar years of income during the last ten calendar years of employment prior to attaining 62 years of age, multiplied by the number of years of employment (not to exceed 35 years for purposes of this calculation) in which the participant worked at least 1,000 hours or (b) $25 per month for each year of credited full time service. In general, accrued benefits vest after five years of service. The projected years of service to age 62 for Mr. Josephson is 26 years in the Big Bear Plan. The following table sets forth the estimated annual benefits payable under the Big Bear Plan assuming payments made on a straight-life annuity basis and not under any of the Big Bear Plan's survivor options to a participant upon retirement at age 62 with indicated final average annual compensation and years of service. ("Remuneration" includes salary or wages but does not include bonuses.)


                                            Big Bear Stores Employees Pension Plan Table
                                            --------------------------------------------
                                                          Years of Service
                   ------------------------------------------------------------------------------------------
Remuneration             15             20             25                30                35            40
- ------------           ------         ------         ------            ------            ------        ------
$125,000             $18,750        $25,000        $31,250           $37,500           $43,750         $43,750
 150,000               22,500         30,000         37,500            45,000            52,500          52,500
 175,000               26,250         35,000         43,750            52,500            61,250          61,250
 200,000               30,000         40,000         50,000            60,000            70,000          70,000
 225,000               33,750         45,000         56,250            67,500            78,750          78,750
 250,000               37,500         50,000         62,500            75,000            87,500          87,500
 300,000               45,000         60,000         75,000            90,000           105,000         105,000
 400,000               60,000         80,000        100,000           120,000           140,000         140,000
 450,000               67,500         90,000        112,500           135,000           157,500         157,500
 500,000               75,000        100,000        125,000           150,000           175,000         175,000
 550,000               82,500        110,000        137,500           165,000           192,500         192,500
 600,000               90,000        120,000        150,000           180,000           210,000         210,000
 650,000               97,500        130,000        162,500           195,000           227,500         227,500
 700,000              105,000        140,000        175,000           210,000           245,000         245,000

NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Big Bear Plan. Additionally, the above table does not recognize statutory limitations imposed by the Code which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

RIVERSIDE PENSION PLAN FOR NON-BARGAINING EMPLOYEES

     Mr. Heath participates in the Pension Plan for Non-Bargaining Employees of the Riverside Division of The Penn Traffic Company, a defined benefit pension plan for the employees of the Riverside Division of the Company who are not covered by a collective bargaining agreement (the

"Riverside Plan"). Under the Riverside Plan, the compensation base is multiplied by 1% for each year of service to determine the annual pension amount. The compensation base as defined by the Riverside Plan is the highest average annual earnings for five consecutive years of the last ten years preceding retirement. The projected years of service to age 65 for Mr. Heath is 36 years. The following table sets forth the estimated annual benefit, calculated as a straight-life annuity, payable upon retirement under the Riverside Plan, assuming the average annual earnings and years of service at retirement set forth therein. ("Remuneration" includes salary or wages, bonuses and any other payments that may be run through Riverside's payroll, such as the value of any personal use of company vehicles, moving expenses, any personal use of other company assets and severance payments.)


                                                    Riverside Pension Plan Table
                                                    ----------------------------
                                                          Years of Service
                   ------------------------------------------------------------------------------------------
   Remuneration          15             20             25                30                35            40
   ------------        ------         ------         ------            ------            ------        ------
    $125,000          $18,750        $25,000        $31,250           $37,500           $43,750        $50,000
     150,000           22,500         30,000         37,500            45,000            52,500         60,000
     175,000           26,250         35,000         43,750            52,500            61,250         70,000
     200,000           30,000         40,000         50,000            60,000            70,000         80,000
     225,000           33,750         45,000         56,250            67,500            78,750         90,000
     250,000           37,500         50,000         62,500            75,000            87,500        100,000
     300,000           45,000         60,000         75,000            90,000           105,000        120,000
     400,000           60,000         80,000        100,000           120,000           140,000        160,000
     450,000           67,500         90,000        112,500           135,000           157,500        180,000
     500,000           75,000        100,000        125,000           150,000           175,000        200,000
     550,000           82,500        110,000        137,500           165,000           192,500        220,000
     600,000           90,000        120,000        150,000           180,000           210,000        240,000
     650,000           97,500        130,000        162,500           195,000           227,500        260,000
     700,000          105,000        140,000        175,000           210,000           245,000        280,000


NOTE: The amounts shown above are not subject to offset for Social Security benefits payable to participants in the Riverside Plan. Additionally, the above table does not recognize statutory limitations imposed by the Code which establish a maximum compensation level (increased by certain cost of living adjustments) for determining the annual benefit amount.

     Mr. Dixon, who currently participates in the P & C Pension Plan, participated in a profit sharing plan maintained by Quality Markets (formerly a subsidiary of the Company and currently a division) ("Quality Markets") in Fiscal 1993. During Fiscal 1993, Mr. Dixon was eligible for a supplemental benefit from Quality Markets in consideration of his future performance of services for Quality Markets pursuant to a plan "which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" under Section 301(2) of ERISA. The purpose of the supplemental benefit was to supplement retirement benefits provided for Mr. Dixon by Quality Markets so that the aggregate benefit earned during the period of time that Mr. Dixon was employed by Quality Markets was no less than the retirement benefit that would have been earned during such period under the
Big Bear Plan.   Mr. Dixon participated in the Big Bear Plan for 34 years
prior to joining Quality Markets.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In March 1995, the Board of Directors of the Company approved and authorized the establishment of a Supplemental Executive Retirement Plan (the "Supplemental Plan") pursuant to which employees of the Company whose benefits under the Company's retirement plans described above are limited by Internal Revenue Service regulations (including Messrs. Incaudo, Dixon, Josephson, Heath and Sunderhaft) will earn an additional pension benefit. The Supplemental Plan is expected to be implemented shortly and to provide an annual pension benefit for an eligible employee with at least 30 years of credited service equal to 40% of the yearly average of the highest aggregate compensation received by the employee during a period of five consecutive years of employment, less offsets for benefits paid under the Company's other retirement plans described above and for Social Security benefits. The annual pension benefit payable under the Supplemental Plan will be proportionately reduced for employees who retire with fewer than 30 years of credited service.

                    COMPENSATION OF DIRECTORS

     In Fiscal 1995, directors who were not regularly employed by the Company received an annual fee of $10,000. Each such director was also paid a fee of $1,000 for attendance at each Board meeting or committee meeting he attended and a fee of $500 for each committee meeting held in conjunction with a Board meeting he attended. Directors were also paid $1,000 for each full day and $500 for each half day on which they performed duties on behalf of the Board at the request of the Chief Executive Officer if such duties required them to be away from their principal place of occupation. Directors who are officers of the Company do not receive fees for attending meetings of the Board of Directors or its committees.

     During Fiscal 1995, the Company had an agreement for financial consulting and business management services to be provided by MTH. Under this agreement, Penn Traffic paid MTH an annual fee of $1,357,100. The annual fee payable to MTH for the fiscal year ending January 27, 1996 ("Fiscal 1996") will increase to $1,395,100 as a result of an adjustment to such fee based upon the increase in the consumer price index. Mr. Hirsch is a general partner of the managing general partner of MTH, and Mr. Fox is Executive Vice President of MTH.

     Certain of the Company's directors have been awarded shares of restricted stock under the 1993 Plan, which was approved by the vote of a majority of the stockholders of Penn Traffic at the 1993 Annual Meeting of Stockholders. At the beginning of Fiscal 1996, 20,000 shares of restricted stock were awarded to Mr. Dixon under the 1993 Plan in connection with his appointment as President and Chief Executive Officer of the Company. These shares were valued at $782,500 on the date of grant. During Fiscal 1994, 125,000 shares of restricted stock were awarded to Mr. Hirsch, 15,000 shares of restricted stock were awarded to Mr. Fox and 7,500 shares of restricted stock were awarded to Mr. Dixon. These shares were valued at $4,687,500, $562,000 and $281,250, respectively, on the date of grant. Vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any four consecutive fiscal quarter period (plus $4 million for each fiscal quarter included in the period subsequent to the Acme acquisition) or $500 million in any eight consecutive fiscal quarter period (plus $4 million for each fiscal quarter included in the period subsequent to the Acme acquisition). Such shares will be forfeited if such levels are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998. Vesting of shares of restricted stock awarded subsequent to the end of Fiscal 1995 is also conditioned upon the recipient's remaining in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained. To encourage retention of shares by the participants, upon vesting of the restricted stock, the Company will make a cash payment to each participant equal to the amount of income tax payable by such participant in respect of the award and the cash payment, if such participant agrees not to sell his shares for at least two years beyond vesting and to refund the payment if he resigns within such two-year period. No other directors have received awards of restricted stock under the 1993 Plan. See "Executive Compensation - Compensation Committee Report."

     Pursuant to The Penn Traffic Company Directors' Stock Option Plan (the "Directors' Plan"), each director of the Company who is not an employee of the Company receives as of the date of appointment to the Board of Directors, and thereafter annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,500 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the Directors' Plan) of such shares on the date of grant. On June 8, 1994, each of Messrs. DePalma, Malacarne, Poster and Segal and Ms. Engel received an option to purchase 1,500 shares of Common Stock at a price of $36.06 per share.

         EMPLOYMENT CONTRACTS AND TERMINATION AGREEMENTS

     In connection with Mr. Dixon's appointment as President and Chief Executive Officer of the Company upon Mr. Incaudo's retirement from those positions in January 1995, the Company and Mr. Dixon entered into an employment agreement. This agreement provides for the employment of Mr. Dixon as President and Chief Executive Officer of the Company until January 27, 1996. Pursuant to this agreement, Mr. Dixon will receive an annual base salary of $400,000. The agreement also provides that Mr. Dixon will be eligible to receive, at the sole discretion of the Board of Directors, an annual cash bonus award under the Corporate Incentive Plan of up to 50% of
his base salary.   The agreement provides that if the employment of Mr. Dixon is terminated without cause following a change in control or if Mr. Dixon resigns for good reason following a change in control, the Company will be required to make certain payments to Mr. Dixon, including a lump-sum severance payment equal to (x) an amount equal to his base salary for the year in which such termination or resignation for good reason occurs plus (y) an amount equal to the maximum cash bonus which he would be entitled to receive in respect of the year in which such termination or resignation for good reason occurs (I.E., an amount equal to 50% of his base salary). A resignation is deemed to be for good reason if it results from, among other things, substantial change in Mr. Dixon's duties or responsibilities, the material breach of the employment agreement by the Company, the taking of any action that would adversely affect Mr. Dixon's compensation or benefits, or the requirement that Mr. Dixon be based more than 25 miles from his current location. The agreement provides for reduction of the payments in the event any of the total payments or benefits to be received by Mr. Dixon are not deductible by the Company for federal income tax purposes by reason of
Section 280G of the Code. Generally, Section 280G disallows deductions for compensation payments made to certain individuals which are both contingent upon a change in control and have an aggregate present value equal to or greater than three times the executive's average taxable compensation received during the five most recent taxable years preceding the year of the change in control.

     Mr. Incaudo, who retired from his position as President and Chief Executive Officer of the Company on January 28, 1995, entered into a three-year employment agreement with the Company effective February 2, 1992. This agreement also provides for the continued services of Mr. Incaudo as a consultant to the Company during the two-year period following the date of his retirement. Mr. Incaudo will provide advisory services concerning the business, affairs and management of the Company, for which he will receive a consulting fee in an amount equal to $150,000 per annum. The agreement also provides that Mr. Incaudo will receive the entire consulting fee for the two-year consulting period in the event that his consultancy is terminated without cause following a change in control or if Mr. Incaudo resigns for good reason following a change in control.

     On June 12, 1989, Mr. Josephson entered into an employment agreement with Big Bear, which agreement was assumed by the Company in connection with the merger of Big Bear into the Company in April 1993. Pursuant to its terms, the agreement expires on September 1 of each year and is thereupon automatically renewed for one year. The Company may terminate the agreement without cause upon 60 days' written notice to Mr. Josephson. In such event, he would be entitled to receive (x) payment of the salary provided in the agreement for the period remaining in the term at the time of such termination, but in no event less than one year from the date of notice of such termination and (y) any and all non-salary benefits provided by the agreement and earned during the period prior to such termination.

                COMPENSATION COMMITTEE INTERLOCKS
                    AND INSIDER PARTICIPATION

     The following directors are currently members of the Compensation
Committee: Messrs. DePalma, Malacarne, Poster and Segal. Mr. Malacarne was President and Chief Executive Officer of the Company from 1979 until his retirement on January 31, 1990.

     Mr. Hirsch, Chairman of the Board of Directors of Penn Traffic, is also Chairman of the Board of Directors of each of Grand Union, Grand Union Capital and Grand Union Holdings, none of which has a separate compensation committee. Compensation decisions of Grand Union are considered by the entire Board of Directors of Grand Union, subject to final approval by the Board of Directors of Grand Union Holdings. Messrs. Fox and McCaig, both of whom are executive officers of Grand Union, Grand Union Capital and Grand Union Holdings, are directors of Penn Traffic.

     Mr. Fox is Vice Chairman - Finance of Penn Traffic and a director of each of Grand Union, Grand Union Capital and Grand Union Holdings. Mr. Hirsch, Chairman of the Board of Directors of each of Grand Union, Grand Union Capital and Grand Union Holdings, is Chairman of the Board of Directors of Penn Traffic. Mr. McCaig, an executive officer of each of Grand Union, Grand Union Capital and Grand Union Holdings, is a director of Penn Traffic.

     Mr. Incaudo, a director and formerly an executive officer of Penn Traffic, is a director of Grand Union Holdings. Mr. Hirsch, Chairman of the Board of Directors of Grand Union Holdings, is Chairman of the Board of Directors of Penn Traffic, and Messrs. Fox and McCaig, both of whom are executive officers of Grand Union Holdings, are directors of Penn Traffic.

     On January 25, 1995, Grand Union filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court. On February 6, 1995, an involuntary Chapter 11 petition was filed in the Bankruptcy Court against Grand Union Capital. On February 16, 1995, Grand Union Capital commenced a voluntary Chapter 11 case in the Bankruptcy Court by consenting to the entry of an order for relief on the involuntary Chapter 11 petition. Also on February 16, 1995, Grand Union Holdings filed a voluntary Chapter 11 petition in the Bankruptcy Court. Messrs. Hirsch, Fox and Incaudo have indicated that they intend to resign from all positions which any of them hold with Grand Union, Grand Union Capital and Grand Union Holdings, such resignation to be effective no later than the date of completion of the pending Bankruptcy Court proceedings.

     Messrs. Hirsch and Fox do not receive salaries from Penn Traffic and do not participate in cash bonus plans. Messrs. Hirsch and Fox have received awards of restricted stock under the 1993 Plan. See "Compensation of Directors." Messrs. Hirsch and Fox receive no compensation in their capacities as executive officers of Grand Union, Grand Union Capital and Grand Union Holdings. As described below, Messrs. Hirsch and Fox receive compensation from MTH; MTH has been engaged as a financial adviser and investment banker to Grand Union. Mr. McCaig receives no compensation in his capacity as an executive officer of Grand Union Capital and Grand Union Holdings; Mr. McCaig does receive compensation in his capacity as an executive officer of Grand Union. Mr. Incaudo receives no compensation in his capacity as a director of Grand Union Holdings.

     Messrs. Hirsch and Fox receive compensation from MTH. Mr. Hirsch is a general partner of the managing partner of MTH, and Mr. Fox is Executive Vice President of MTH. As described below, MTH was engaged by Penn Traffic to provide financial consulting and business management services for Fiscal 1995
and MTH will continue to provide such services during Fiscal 1996.   In
addition, it is anticipated that MTH will periodically provide investment banking services to Penn Traffic in connection with acquisitions and other transactions, for which MTH will receive reasonable and customary fees. Such fees received by MTH during Fiscal 1995 are described below.

     Penn Traffic engaged MTH to provide financial consulting and business management services for Fiscal 1995, for which services MTH received an annual fee of $1,357,100, which fee was paid in twelve equal monthly installments. The annual fee payable to MTH for Fiscal 1996 will increase to $1,395,100 as a result of an adjustment to such fee based upon the increase in the consumer price index.

     During Fiscal 1995, MTH received a fee of $500,000 for its services in connection with assisting the Company with the Acme acquisition and the public offering of $100 million in principal amount of Penn Traffic 10.65% Senior Notes due 2004.

     Penn Traffic is being represented by the law firm of Gilmartin, Poster & Shafto in connection with the reorganizations under Chapter 11 of Grand Union, Grand Union Capital and Grand Union Holdings. During Fiscal 1995, Penn Traffic was represented by Gilmartin, Poster & Shafto in connection with the Acme acquisition. Mr. Poster, a member of the Compensation Committee, has been a partner in the firm of Gilmartin, Poster & Shafto since July 1991.

                  COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is currently composed of Messrs. Segal (Chairman), DePalma, Malacarne and Poster.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate executive officers whose contributions are critical to the long-term success of the Company. The Company uses a total compensation program that consists of annual compensation paid in the form of salary and cash bonuses under short-term incentive plans, and compensation paid under long-term incentive plans.

ANNUAL COMPENSATION

SALARY

     Salary adjustments for executive officers are generally made annually, and are based on salary for the prior year, executive salary movement nationally within the food distribution industry, individual performance, length of service and internal comparability considerations. Pursuant to the employment agreement dated as of February 2, 1992 among the Company, P & C (then a subsidiary and presently a division of the Company) and Mr. Incaudo, Mr. Incaudo was entitled to a base salary of not less than $382,454 for Fiscal 1995, the third year of a three-year employment period, and Mr. Incaudo will be entitled to a consulting fee equal to $150,000 for Fiscal 1996. Pursuant to the employment agreement entered into by the Company and Mr. Dixon in connection with Mr. Dixon's appointment as President and Chief Executive Officer of the Company, Mr. Dixon will receive a base salary of $400,000 for Fiscal 1996.

CASH BONUS PLANS

     Annual cash bonuses are paid to executive officers under the Company's Corporate Incentive Compensation Plan and Supplemental Incentive Plan, the P & C Incentive Plan and the Big Bear Supplemental Incentive Plan. Most of the cash bonuses paid under these short-term incentive plans are based upon the financial performance of the Company or its operating divisions.

     During Fiscal 1995, Messrs. Incaudo, Dixon, Heath and Sunderhaft participated in the Company's Corporate Incentive Compensation Plan (the "Corporate Incentive Plan"). Participants in the Corporate Incentive Plan are determined by the Board of Directors upon recommendation of the Compensation Committee. Under the Corporate Incentive Plan, bonuses are based on achievement of previously established financial results for the Company or one of its divisions, and on achievement of individual objectives. Bonus opportunities under the plan are generally adjusted from year to year in proportion to changes in salaries.

     Target annual bonus opportunity established for Fiscal 1995, measured as a percentage of salaries established for that year, was 82% of salary in the case of Mr. Incaudo. Target annual bonus opportunities established for Fiscal 1995, measured as a percentage of salaries established for that year, ranged from 33% to 40% of salary in the case of other executive officers. Maximum bonus opportunities for Mr. Incaudo and other executive officers for exceeding established objectives were 125% of target bonus. In the case of Mr. Incaudo, target bonus was allocated equally to financial objectives and personal objectives. With respect to target bonus allocated to financial objectives, 100% of the target bonus was to be earned if the Company achieved its plan EBITDA (earnings before interest expense, income taxes, depreciation, amortization and LIFO provision) for the fiscal year, the maximum bonus of 125% of the target bonus was to be earned if EBITDA was 125% of plan, and no bonus was to be earned if EBITDA was less than 75% of plan. Financial objectives for other executive officers reflected a variety of financial objectives, including annual budgets, sales, EBITDA and return on managed assets, of the Company and its divisions. For individual achievement, Mr. Incaudo and other executive officers could earn up to 125% of target bonus allocated to individual objectives for outstanding performance. Achievement of individual objectives by Mr. Incaudo was assessed by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect to the attainment of such individual objectives. Achievement of individual objectives by other executive officers was assessed by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of Mr. Incaudo with respect to the attainment of such individual objectives.

     For Fiscal 1995, Messrs. Incaudo, Dixon, Heath and Sunderhaft were awarded $226,962, $60,785, $61,200 and $53,040, respectively, under the
Corporate Incentive Plan. For Fiscal 1994, Messrs. Incaudo, Dixon, Heath and Sunderhaft were awarded $68,670, $73,346, $73,199 and $45,602, respectively, under the Corporate Incentive Plan. For Fiscal 1993, Mr. Incaudo received $65,003, Mr. Dixon received $55,253 and Mr. Heath received $52,520 under the Corporate Incentive Plan. These amounts do not include bonuses received by Messrs. Incaudo (Fiscal 1994 and Fiscal 1993) and Sunderhaft (Fiscal 1994) under the P & C Incentive Plan, which are described below. For Fiscal 1993, Mr. Sunderhaft participated in the P & C Incentive Plan (described below) and did not participate in the Corporate Incentive Plan. Mr. Josephson, who participated in the Big Bear Supplemental Incentive Plan (described below), did not participate in the Corporate Incentive Plan during Fiscal 1995, Fiscal 1994 or Fiscal 1993. Messrs. Dixon, Josephson, Heath and Sunderhaft will be eligible to participate in the Corporate Incentive Plan in Fiscal 1996.

     Messrs. Incaudo, Dixon, Heath and Sunderhaft and other officers who participated in the Corporate Incentive Plan were eligible to receive bonuses based on performance during Fiscal 1995 under the Company's Supplemental Incentive Plan. This plan provides incentives based on exceeding previously established objectives for working capital management and cash flow on a Company and divisional basis. The Chairman of the Board, upon authority delegated by the Board of Directors, determines the goals against which performance will be measured. No awards were made to Messrs. Incaudo,

Dixon, Heath or Sunderhaft under this plan for Fiscal 1995 or Fiscal 1994. For Fiscal 1993, Messrs. Incaudo, Dixon and Heath were awarded $3,225, $17,452 and $4,930, respectively, under this plan. Messrs. Dixon, Josephson, Heath and Sunderhaft will be eligible to participate in the Company's Supplemental Incentive Plan in Fiscal 1996.

     Prior to their transfers to Penn Traffic, Mr. Incaudo and Mr. Sunderhaft (whose employment was deemed to be transferred from the P & C division to the Company at the end of April 1993) participated in the P & C Incentive Plan. Under this plan, bonuses are awarded to selected employees of the P & C division based upon the achievement by P & C of certain objectives relating to P & C's return on net assets. The Executive Committee of the Board of Directors of Penn Traffic determines the participants in the plan each year and the goals against which performance will be measured and the amount of the awards. This information is made available to the Compensation Committee, but the Compensation Committee does not make any determination in respect of such awards. No awards were made to Messrs. Incaudo or Sunderhaft under the P & C Incentive Plan in Fiscal 1995. For Fiscal 1994, Messrs. Incaudo and Sunderhaft were awarded $238,700 and $20,711, respectively, under this plan. For Fiscal 1993, Messrs. Incaudo and Sunderhaft were awarded $146,744 and $46,970 under the P & C Incentive Plan. Neither Mr. Incaudo nor Mr. Sunderhaft will participate in the P & C Incentive Plan in Fiscal 1996.

     During Fiscal 1995, Mr. Josephson participated in the Big Bear Supplemental Incentive Plan. Under this plan, incentive awards are made to employees of the Big Bear division based on the achievement of previously established performance objectives for cash flow. The Executive Committee of the Board of Directors of Penn Traffic determines the participants in the plan each year and the goals against which performance will be measured and the amount of the award. This information is made available to the Compensation Committee, but the Compensation Committee does not make any determination in respect of such awards. The maximum bonus opportunity for Mr. Josephson established for Fiscal 1995 was 40% of his salary. If Big Bear achieved its plan cash flow, Mr. Josephson would earn 100% of his bonus opportunity. Any variance in actual results from plan cash flow results in proportionate adjustment of the award. For Fiscal 1995, Mr. Josephson was awarded $79,019 under this plan. For Fiscal 1994 and Fiscal 1993, Mr. Josephson received $104,978 and $101,619 under the Big Bear Supplemental Incentive Plan. Mr. Josephson, who will be eligible to participate in the Corporate Incentive Plan in Fiscal 1996, will not participate in the Big Bear Supplemental Incentive Plan in Fiscal 1996.

LONG-TERM INCENTIVE PLANS

     In addition to annual compensation, the Company provides to its executive officers and certain key employees long term incentive compensation under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). The 1993 Plan was adopted in March 1993 as the successor to the Company's 1988 Stock Option Plan (the "1988 Plan"). No awards have been made under the 1988 Plan since Fiscal 1992, and no further awards will be made under the 1988 Plan.

     The 1993 Plan was approved by the vote of a majority of the stockholders of the Company at the 1993 Annual Meeting of Stockholders. The 1993 Plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over time through the payment of incentive compensation of the types commonly known as stock options, restricted stock, performance shares, other forms of stock-based incentives, such as phantom stock and cash awards. A maximum of 350,000 shares of Common Stock may be paid to participants under the 1993 Plan and/or purchased pursuant to stock options granted under the 1993 Plan, subject to antidilution and other adjustments specified in the 1993 Plan.

     All awards made under the 1993 Plan to date have been in the form of awards of shares of restricted stock. As of April 17, 1995, 285,600 shares of restricted stock have been awarded under the 1993 Plan. At the beginning of Fiscal 1996, a total of 23,500 shares of restricted stock were awarded to two officers of the Company, including 20,000 shares of restricted stock awarded to Mr. Dixon in connection with his appointment as President and Chief Executive Officer of the Company. No awards were made under the 1993 Plan in Fiscal 1995.

     For all awards made prior to the end of Fiscal 1995 (an aggregate of 262,100 shares), vesting of the shares of restricted stock granted pursuant to such awards is contingent upon attainment, subsequent to the date of grant, of EBITDA levels of $265 million in any four consecutive fiscal quarter period (plus $4 million for each fiscal quarter included in the period subsequent to the Acme acquisition) or $500 million in any eight consecutive fiscal quarter period (plus $4 million for each fiscal quarter included in the period subsequent to the Acme acquisition). Such shares will be forfeited if such performance levels are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998. Vesting of awards of restricted stock made subsequent to the end of Fiscal 1995 (an aggregate of 23,500 shares) is also conditioned upon the recipient's remaining in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained. To encourage retention of shares by the participants, upon vesting of the restricted stock the Company will make a cash payment to each participant equal to the amount of income tax payable by such participant in respect of the award and the cash payment, if such participant agrees not to sell his shares for at least two years beyond vesting and to refund the payment if he leaves the Company within such two-year period.

          The Committee considered that the EBITDA vesting condition of the restricted stock awards provides a performance incentive that is related to stockholder value. With respect to awards of restricted stock made prior to the end of Fiscal 1995, the Committee considered the EBITDA target, which was recommended by management, in light of the Company's financial plan. The Committee concluded that achievement of the EBITDA target in three years would reflect outstanding performance by management, achievement of the EBITDA target in four years would reflect above average performance and achievement of the EBITDA target in five years would reflect average performance. The terms of the awards provide that if the EBITDA targets are not achieved by the end of the fiscal quarter which ends closest to May 1, 1998, the awards are forfeited. The Committee considered permitting partial vesting of the shares at the end of the fiscal quarter which ends closest to May 1, 1998, depending upon how close to achieving the EBITDA target the Company had come, but ultimately decided upon forfeiture rather than partial vesting so as not to diminish the incentive to achieve the EBITDA target. With respect to awards of restricted stock made subsequent to the end of Fiscal 1995, the Committee determined that it would be advisable to maintain the same EBITDA target as was used for previous awards, but to require the participant to remain in the employ of the Company for an additional two years following the last fiscal quarter in which the required EBITDA performance level was attained in order for the shares to vest.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Claude J. Incaudo was President and Chief Executive Officer of the Company from the beginning of Fiscal 1992 until his retirement at the end of Fiscal 1995. Mr. Incaudo has served as a consultant to the Company since his retirement.

     During his term as President and Chief Executive officer, Mr. Incaudo was compensated pursuant to the terms of an employment agreement entered into among him, the Company and P & C on February 1, 1992. The employment agreement provided that Mr. Incaudo was entitled to a base salary of not less than $382,524 for Fiscal 1995, the third year of the three-year employment period. In addition, the employment agreement provided for Mr. Incaudo's participation in the Corporate Incentive Plan and the P & C Incentive Plan, as described under "Annual Compensation - Cash Bonus Plans" above, for each year of the employment period.

     Mr. Incaudo's employment agreement also provided for the grant pursuant to the Company's 1988 Stock Option Plan of options to purchase 40,000 shares of the Company's Common Stock at a price of $24.25, equal to the fair market value of the Company's common stock on December 12, 1991, the date of authorization of the grant of such options to Mr. Incaudo by the Company's Board of Directors. Under the terms of the employment agreement, such options become exercisable in three equal installments on the last day of each of the Company's fiscal years covered by the employment period. Accordingly, options to purchase all of the 40,000 shares are currently exercisable.

     The employment agreement also provides for the continued services of Mr. Incaudo as a consultant to the Company during the two-year period following the date of his retirement. Mr. Incaudo will be compensated for consulting services at the rate of $150,000 per annum. See "Employment Contracts and Termination Agreements" above.

     In connection with Mr. Dixon's appointment as President and Chief Executive Officer, the Company and Mr. Dixon entered into an employment agreement. Pursuant to this agreement, Mr. Dixon will serve as President and Chief Executive Officer of the Company until January 27, 1996 and will receive a base salary of $400,000 for the year. The agreement also provides that Mr. Dixon will be eligible to receive, at the sole discretion of the Board of Directors, a yearly cash bonus award under the Corporate
Incentive Plan of up to 50% of his base salary for the year.   See
"Employment Contracts and Termination Agreements" above. In addition, at the time of his appointment as President and Chief Executive Officer, Mr. Dixon received an award of 20,000 shares of restricted stock under the 1993 Plan. In determining the salary to be paid to Mr. Dixon, the Board of Directors considered Mr. Dixon's current salary, Mr. Incaudo's salary and the salaries paid to chief executive officers at other supermarkets comparable in size to Penn Traffic.

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based" compensation. Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed of outside directors and stockholder approval of the material terms of the compensation and the criteria upon which the performance goals are based prior to payment of such compensation. Current proposed regulations issued under the Code, which have not yet been finalized, provide transition rules and relief, as applicable, for stockholder approval and other requirements with respect to awards under certain plans previously approved by stockholders, such as the 1993 Plan.

     The Compensation Committee's policy is to award compensation for covered executives that will be deductible without limitation where design of a formula-based program will further the aims of the Company's executive compensation programs described above. However, the Compensation Committee considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible. In future determinations regarding compensation to be paid to executive officers of the Company, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company.

     The Company also provides to its executive officers other compensation, such as retirement income, described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

               Richard D. Segal, Chairman
               Eugene A. DePalma
               Guido Malacarne
               Harold S. Poster

                       PERFORMANCE GRAPH(1)

     Following is a graph which compares for fiscal years 1991 through 1995 the cumulative total stockholder return on the Common Stock, the cumulative total return on Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the cumulative total return on Standard & Poor's Food Retail Index(2) (the "S&P Food Retail Index").

Measurement
  Period
(Fiscal Year
  Covered)       Penn Traffic     S&P 500 Index  S&P Food Retail Index
- ------------     ------------     -------------  ---------------------
   1990              100               100                100
   1991               94               105                123
   1992              146               124                117
   1993              173               133                147
   1994              193               146                137
   1995              192               143                149

- ----------------
(1) Assumes $100 invested on January 31, 1990 in Penn Traffic Common
    Stock, S&P 500 Index and S&P Food Retail Index (also assumes reinvestment of dividends).
(2) Includes Albertsons, American Stores, Bruno's, Giant Food,
    Great Atlantic & Pacific, Kroger and Winn Dixie.

                      CERTAIN TRANSACTIONS

     During Fiscal 1996, MTH will provide financial consulting and business management services to Penn Traffic, for which services MTH will receive an annual fee of $1,395,100, payable in twelve equal monthly installments. In addition to such financial consulting and business management services, it is anticipated that MTH will periodically provide investment banking services to the Company in connection with acquisitions and other transactions, for which MTH will receive reasonable and customary fees.

     During Fiscal 1995, MTH provided financial consulting and business management services to Penn Traffic, for which services MTH received an annual fee of $1,357,100. During Fiscal 1995, MTH also received a fee of $500,000 for its services in connection with assisting the Company with the Acme acquisition and the public offering of $100 million in principal amount of 10.65% Senior Notes due 2004.

     Until March 1995, the Company held an indirect ownership interest in the common stock of Grand Union Holdings, the indirect corporate parent of Grand Union. At the time of the acquisition of Grand Union by Grand Union Holdings in July 1989, Grand Union and P & C operated stores in some of the same geographic areas in Vermont and upstate New York. In connection with the acquisition, agreements were entered into with federal and state antitrust authorities which required the divestiture of sixteen Grand Union stores or P & C stores. The divestitures required by these agreements were completed on July 30, 1990. P & C operated thirteen of the sixteen divested stores and Grand Union operated three.

     In a related transaction, in July 1990, P & C and Grand Union entered into an agreement (the "Operating Agreement") whereby Grand Union acquired the right to operate P & C's thirteen remaining stores in New England under the Grand Union name until July 2000, with an option to extend the term of such operation for an additional five years. Penn Traffic also granted Grand Union an option to purchase such stores. In connection with these transactions, Grand Union agreed to pay Penn Traffic a minimum annual fee averaging $10.7 million per year during the ten-year lease term plus, beginning with the year commencing July 31, 1992, additional contingent fees of up to $700,000 per year based upon sales performance of the stores operated by Grand Union. In addition, Grand Union paid Penn Traffic $7.5 million for the option to purchase the stores. Under the terms of the Operating Agreement, the recapitalization of Grand Union in July 1992 triggered a $15 million prepayment of the operating fee. This prepayment reduced the future payments that Grand Union will make to Penn Traffic pursuant to the terms of the Operating Agreement by approximately $3.2 million per year. In the event of a default by Grand Union in the performance of its obligations pursuant to the Operating Agreement, the right to operate the stores will revert to the Company.

     Grand Union purchases bakery products from Penn Traffic's Penny Curtiss bakery, and Penn Traffic purchases products from Grand Union's commissary. All of such purchases are made in the ordinary course of business. The amount of bakery products purchased by Grand Union from Penny Curtiss was approximately $3.5 million in Fiscal 1995, $3.1 million in Fiscal 1994 and $3.1 million in Fiscal 1993. The amount of commissary product purchased by Penn Traffic from Grand Union was approximately $0.3 million in Fiscal 1995, $0.4 million in Fiscal 1994 and $0.5 million in Fiscal 1993.

     In September 1993, Penn Traffic entered into a program to consolidate the purchasing and distribution of health and beauty care products and general merchandise with Grand Union. Under this program, Grand Union procures health and beauty care products for both Grand Union and Penn Traffic, and Penn Traffic, through its Big Bear division, procures general merchandise for both Penn Traffic and Grand Union. Grand Union's general merchandise warehouse in Montgomery, New York is used to distribute general merchandise and health and beauty care products to Insalaco's, P & C, Quality Markets and Riverside stores. This warehouse also supplies Penn Traffic's wholesale customers, as well as Grand Union stores. Under this arrangement, the cost of operating the Montgomery warehouse is shared by Penn Traffic in an amount proportionate to Penn Traffic's usage of the facility. Penn Traffic owns the general merchandise and health and beauty care products inventory located at the Montgomery, New York warehouse. In Fiscal 1995, the amount of product sold by Penn Traffic to Grand Union was $87.9 million.

     As described above, Grand Union filed a voluntary petition for reorganization under the Bankruptcy Code in January 1995. The Company's ongoing relationships with Grand Union are being re-evaluated in connection with the pending Grand Union bankruptcy proceedings. No determination has yet been made as to whether, or on what basis Grand Union's purchase of Penn Traffic's bakery products and Penn Traffic's purchase of Grand Union's commissary products, or the arrangement with regard to consolidated purchasing and distribution of health and beauty care products and of general merchandise, will be continued.

     Penn Traffic is being represented by the law firm Gilmartin, Poster & Shafto in connection with the reorganizations under Chapter 11 of Grand Union, Grand Union Capital and Grand Union Holdings. During Fiscal 1995, Penn Traffic was represented by Gilmartin, Poster & Shafto in connection with the Acme acquisition, which was completed in January 1995. Mr. Poster, a director of the Company, has been a partner in the firm of Gilmartin, Poster & Shafto since July 1991.

      2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Company's Audit Committee, has selected Price Waterhouse LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending January 27, 1996. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select Price Waterhouse LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select Price Waterhouse LLP notwithstanding the failure of the stockholders to ratify its selection.

     Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make statements, if they desire to do so, and will be available to respond to appropriate questions.

     Price Waterhouse LLP has performed the annual examination of the Company's financial statements since 1981.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE RESOLUTION MAY BE ADOPTED BY A MAJORITY OF THE VOTES CAST WITH RESPECT THERETO.

     3.  ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

            4.  STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Commission, any proposals which stockholders intend to present at the Company's 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 31, 1995 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1996 Annual Meeting of Stockholders.

                   5.  ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company, by giving a later dated proxy or by appearance at the meeting and voting in person.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained W.F. Doring to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $2,500 plus expenses.

                                By Order of the Board of Directors
                                EUGENE R. SUNDERHAFT
                                Senior Vice President - Finance
                                and Secretary


May 1, 1995
Syracuse, New York

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   PROXY                   THE PENN TRAFFIC COMPANY                   PROXY

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
      COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 7, 1995

   The undersigned hereby appoints Francis D. Price, Jr. and Eugene R. Sunderhaft and each of them jointly and severally, attorneys and proxies of the undersigned, with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Penn Traffic Company, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Hyatt Capitol Square, 75 East State Street, Columbus, Ohio 43215 on Wednesday, June 7, 1995 at 1:30 P.M. Columbus time, and at all adjournments thereof, on all matters coming before said meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

        PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                     USING THE ENCLOSED ENVELOPE.

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

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                         THE PENN TRAFFIC COMPANY
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2. Unless otherwise specified, this Proxy will be voted FOR all Nominees listed in Proposal 1 and FOR approval of Proposal 2.

1.  ELECTION DIRECTORS--
    NOMINEES: John T. Dixon, Gary D. Hirsch, and Richard D. Segal.

    FOR   WITHHOLD   FOR ALL (Except Nominee(s) Written Below)
    / /      / /       / /

    -------------------------------------------------------------

2. The proposal to ratify the appointment of Price Waterhouse as the independent accountants for The Penn Traffic Company for the fiscal year ending January 27, 1996.

    FOR    AGAINST   ABSTAIN
    / /      / /       / /

3. To consider and approve such other matters as may properly come before the meeting.

All Proxies to vote at said Meeting or any adjournments thereof heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                                      Dated: ________________________, 1995

Signature(s) ______________________________________________________________

___________________________________________________________________________
(Please sign as name(s) appears on this proxy card. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

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